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                                                                   EXHIBIT 10.46

                              EMPLOYMENT AGREEMENT

                  AGREEMENT, made as of September 19, 1997, by and between BRUNO'S INC., an Alabama corporation (the "Company") and JAMES A. DEMME ("Executive").

                                    RECITALS

                  In order to induce Executive to serve as the Chairman of the Board and Chief Executive Officer of the Company, the Company desires to provide Executive with compensation and other benefits on the terms and conditions set forth in this Agreement.

                  Executive is willing to accept such employment and perform services for the Company, on the terms and conditions hereinafter set forth.

                  It is therefore hereby agreed by and between the parties as follows:
                  1.     Employment.

                  1.1 Subject to the terms and conditions of this Agreement, the Company agrees to employ Executive during the term hereof as its Chairman of the Board and Chief Executive Officer. In his capacity as the Chairman of the Board and Chief Executive Officer of the Company, Executive shall report to the Board of Directors of the Company (the "Board") and shall have the customary powers, responsibilities and authorities of chief executive officers of corporations of the size, type and nature of the Company, as it exists from time to time, as are assigned by the Board.

                  1.2 Subject to the terms and conditions of this Agreement, Executive hereby accepts employment as the Chairman of the Board and Chief Executive Officer of the Company commencing as soon as possible after the date hereof but in no event later than October 1, 1997, and agrees to devote his full working time and efforts (except for permitted vacation periods and reasonable periods of illness and other incapacity), to the best of his ability, experience and talent, to the performance of services, duties and responsibilities in


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connection therewith. Executive shall perform such duties and exercise such powers, commensurate with his position, as the Chairman of the Board and Chief Executive Officer of the Company as the Board shall from time to time delegate to him on such terms and conditions and subject to such restrictions as such Board may reasonably from time to time impose. The Company hereby agrees to take all reasonable and necessary corporate action to ensure that Executive is elected to the Board of Directors.

                  1.3 Nothing in this Agreement shall preclude Executive from engaging, so long as, in the reasonable determination of such Board, such activities do not interfere with his duties and responsibilities hereunder, in charitable and community affairs, from managing any passive investment made by him in publicly traded equity securities or other property (provided that no such investment may exceed 1% of the equity of any entity, without the prior approval of such Board of Directors) or from serving, subject to the prior approval of such Board of Directors, as a member of boards of directors or as a trustee of any other corporation, association or entity. For purposes of the preceding sentence, any approval of the Board required therein shall not be unreasonably withheld.

                  2. Term of Employment. Executive's term of employment under this Agreement shall commence as soon as possible after the date hereof, but in any event no later than October 1, 1997, and, subject to the terms hereof, shall terminate (the "Termination Date") on the earlier of (i) September 30, 2000, or
(ii) termination of Executive's employment pursuant to this Agreement; provided, however, that any termination of employment by Executive (other than for death, Permanent Disability or Good Reason) may only be made upon 90 days prior written notice to the Company and any termination of employment by


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Executive for Good Reason may only be made upon 30 days prior written notice to the Company.

                  3.    Compensation.

                  3.1 Signing Bonus. As soon as practicable after commencement of his employment with the Company, the Company shall pay Executive a cash bonus equal to $1,200,000, which in part represents payment of any annual bonus that may otherwise be earned by Executive for the remainder of calendar year 1997.

                  3.2 Salary. The Company shall pay Executive a base salary ("Base Salary") at the rate of $400,000 per annum for the period commencing on the beginning of Executive's term of employment hereunder and ending on the Termination Date. Base Salary shall be payable in accordance with the ordinary payroll practices of the Company. Any increase in Base Salary shall be in the discretion of the Board and, as so increased, shall constitute "Base Salary" hereunder.

                  3.3 Annual Bonus. In addition to his Base Salary, Executive shall, commencing with the fiscal year beginning on February 1, 1998, and continuing each fiscal year thereafter, be paid an annual bonus (the "Bonus") during the term of his employment hereunder with a target amount equal to not less than 50% of Base Salary (the "Target Bonus") and a maximum amount equal to 100% of Base Salary based on the satisfaction of performance criteria established by the Board on or before the beginning of the fiscal year to which the performance criteria relates.

                  3.4 Special Bonus. In the event that the closing price of the shares of Company common stock ("Common Stock") for 90 consecutive trading days averages at least $12/share, Executive will be entitled to a cash bonus equal to $3,000,000 reduced by the


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amount of the appreciation (whether or not then realized) on the Purchase Stock
(as hereinafter defined); provided, however, that at the election of Executive, such bonus may be paid 50% in cash and 50% in Common Stock. Such bonus will be paid to Executive within ten days after expiration of such 90-day period.

                  3.5 Compensation Plans and Programs. Executive shall be eligible to participate in any compensation plan or program maintained by the Company in which other senior executives of the Company participate on terms comparable to those applicable to such other senior executives.

                  3.6 Relocation and Payment of Relocation Expenses. Executive agrees that he and his family shall relocate to the Birmingham, Alabama area no later than September 30, 1998. To assist the Executive with his relocation to the Birmingham, Alabama area, the Company agrees to provide Executive with the benefits and reimbursements set forth on Schedule A hereto to the extent actually incurred by Executive in connection with his relocation from the Oklahoma City, Oklahoma area to the Birmingham, Alabama area.

                  4.  Employee Benefits.

                  4.1 Employee Benefit Programs, Plans and Practices. The Company shall provide Executive during the term of his employment hereunder with coverage under all employee pension and welfare benefit programs, plans and practices (commensurate with his positions in the Company and to the extent permitted under any employee benefit plan) in accordance with the terms thereof, which the Company makes available to its senior executives.

                  4.2 Vacation and Fringe Benefits. While employed hereunder, Executive shall be entitled to no less than twenty-five (25) business days paid vacation in each calendar


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year, which shall be taken at such times as are consistent with Executive's responsibilities hereunder. In addition, while employed hereunder, Executive shall be entitled to the perquisites and other fringe benefits made available to senior executives of the Company, commensurate with his position with the Company.

                  5. Expenses. Executive is authorized to incur reasonable expenses in carrying out his duties and responsibilities under this Agreement, including, without limitation, expenses for travel (including reasonable travel expenses for Executive's spouse for relevant industry meetings) and similar items related to such duties and responsibilities. The Company will reimburse Executive for all such expenses upon presentation by Executive from time to time of appropriately itemized and approved (consistent with the Company's policy) accounts of such expenditures.

                  6.  Termination of Employment.

                  6.1 Termination Without Cause or Resignation for Good Reason.
(a) The Company may terminate Executive's employment at any time for any reason. If Executive's employment is terminated by the Company other than for Cause (as defined in Section 6.4 hereof) or as a result of Executive's death or Permanent Disability (as defined in Section 6.2 hereof) or if Executive terminates his employment for Good Reason (as defined in Section 6.1 (c) hereof) prior to September 30, 2000, Executive shall receive such payments, if any, under applicable plans or programs, including but not limited to those referred to in
Section 3.4 and 4.1 hereof, to which he is entitled pursuant to the terms of such plans or programs. In addition, Executive shall be entitled to receive an amount (the "Termination Amount") in lieu of any Bonus in respect of all or any portion of the fiscal year in which such termination occurs and any other cash compensation (other than the Vacation Payment and the


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Compensation Payment, as defined below), which Termination Amount shall be payable in twenty-four monthly installments at the beginning of each month following such termination of employment. The Termination Amount shall consist of an amount equal to two times the sum of the Executive's annual Base Salary plus the Bonus he actually received in the year prior to the year in which the termination occurs. In addition, Executive shall be entitled to receive a cash lump sum payment in respect of accrued but unused vacation days (the "Vacation Payment") and to compensation earned but not yet paid (including Base Salary and any deferred Bonus payments ) (the "Compensation Payment"), and to continued coverage for 24 months under any employee medical, disability and life insurance plans in accordance with the respective terms thereof.

                  (b) The Vacation Payment and the Compensation Payment shall be paid by the Company to Executive within 30 days after the termination of Executive's employment by check payable to the order of Executive or by wire transfer to an account specified by Executive.

                  (c) For purposes of this Agreement, "Good Reason" shall mean any of the following (which occur without Executive's express prior written consent):

                  (i) any material breach by the Company of any provision of this Agreement, including any material reduction by the Company of Executive's duties, authority, support or responsibilities (except in connection with the termination of Executive's employment for Cause, as a result of Permanent Disability, as a result of Executive's death or by Executive other than for Good Reason);

                  (ii) the Board requiring that Executive perform his duties and responsibilities for the Company at a location other than the Birmingham, Alabama area; or

                 (iii) a reduction by the Company in Executive's employee benefits, Bonus opportunity, or Base Salary, other than a reduction in Base Salary which is part of a general cost reduction affecting at least ninety percent (90%) of the




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         officers of the Company which does not exceed twenty percent (20%) of
         Executive's Base Salary.

                  6.2 Permanent Disability. If the Executive becomes disabled to an extent which entitles him to long-term benefits under the Company's long-term disability benefit plan applicable to senior executive officers as in effect on the date hereof ("Permanent Disability"), the Company or Executive may terminate Executive's employment on written notice thereof, and Executive shall receive or commence receiving, as soon as practicable:

                  (i) amounts payable pursuant to the terms of a disability insurance policy or similar arrangement which the Company maintains during the term hereof;

                  (ii) the Target Bonus in respect of the fiscal year in which his termination occurs, prorated by a fraction, the numerator of which is the number of days of the fiscal year until termination and the denominator of which is 365;

                  (iii) the Vacation Payment and the Compensation Payment;   and

                  (iv) such payments under applicable plans or programs, including but not limited to those referred to in Section 3.4 and 4.1 hereof, to which he is entitled pursuant to the terms of such plans or programs.

                  6.3 Death. In the event of Executive's death during the term of his employment hereunder, Executive's estate or designated beneficiaries shall receive or commence receiving, as soon as practicable:

                  (i) the Target Bonus in respect of the fiscal year in which his death occurs, prorated by a fraction, the numerator of which is the number of days of the fiscal year until his death and the denominator of which is 365;

                  (ii) any death benefits provided under the employee benefit programs, plans and practices referred to in Section 4.1 hereof, in accordance with their terms;

                  (iii) the Vacation Payment and the Compensation Payment; and

                  (iv) such payments under applicable plans or programs, including but not limited to those referred to in Section 3.4 and 4.1 hereof, to which






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         Executive's estate or designated beneficiaries are entitled pursuant to the terms of such plans or programs.

                  6.4 Termination for Cause; Resignation Without Good Reason.
(a) The Company shall have the right to terminate the employment of Executive for Cause. In the event that Executive's employment is terminated by the Company for Cause or by Executive other than for Good Reason or other than as a result of the Executive's Permanent Disability or death, prior to September 30, 2000, Executive shall only be entitled to receive the Compensation Payment and shall not be entitled to the payment of any other compensation otherwise included under this Agreement. After the termination of Executive's employment under this
Section 6.4., the obligations of the Company under this Agreement to make any further payments, or provide any benefits specified herein, to Executive shall thereupon cease and terminate.

                  (b) As used herein, the term "Cause" shall be limited to (i) willful malfeasance or willful misconduct by Executive in connection with his employment which is injurious to the Company, (ii) willful, substantial and continuing refusal by Executive to perform his duties hereunder or any lawful direction of the Board of Directors of the Company as required under Section 1.3, which continues beyond ten days after a written demand for substantial performance is delivered to Executive by the Company, (iii) any breach of the provisions of Section 13 of this Agreement by Executive or any other material breach of this Agreement by Executive which continues beyond ten days after a written demand for substantial performance is delivered to Executive by the Company or (iv) the indictment of Executive of (a) any felony or (b) a misdemeanor involving moral turpitude; provided, however, that in the event Executive is subsequently found not guilty or the charges against Executive are dismissed, any amounts that would have been due Executive hereunder if he had


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been terminated without Cause shall be paid to Executive on the same basis as if a Termination without Cause has occurred on the date he was actually terminated. Termination of Executive pursuant to this Section 6.4 shall be made by delivery to Executive of a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the Directors at a meeting of the Board of Directors of the Company called and held for the purpose (after 30 days prior written notice to Executive and reasonable opportunity for Executive to be heard before the Board prior to such vote), finding that in the reasonable judgment of such Board, Executive was guilty of conduct set forth in any of clauses (i) through
(iv) above and specifying the particulars thereof.

                  6.5 Expiration of Agreement. In the event of Executive's termination of employment by the Company without Cause or resignation by Executive for Good Reason, in either case following the expiration of the term of this Agreement, Executive shall receive an amount equal to two times the sum of (i) the Executive's annual Base Salary and (ii) the amount of the Bonus that he actually received in the year prior to the year in which his termination occurs, payable in 24 monthly installments at the beginning of each month following such termination of employment. In addition, Executive shall be entitled to receive a lump sum payment equal to the sum of (i) the Vacation Payment and (ii) the Compensation Payment as soon as practicable following such termination.

                  7. Stock Arrangements; Grant of Stock Options. As soon as practicable after the execution of this Agreement, Executive and the Company shall enter into the Management Stockholder's Agreement on terms and conditions mutually acceptable to the parties and Executive shall purchase $1,000,000 of Common Stock at the current market price. In combination with Executive's personal funds, the Company shall lend to Executive such


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amount (the "Loan"), as is necessary in order to enable Executive to make such purchase; provided, however, that the Loan shall be prepaid in the amount equal to the net after-tax proceeds of the Signing Bonus that Executive shall receive pursuant to Section 3.1 of this Agreement no later than 60 days after payment of the Signing Bonus and calculation of the amount of net after-tax proceeds thereof. The Loan shall accrue interest at the applicable federal rate as in existence at the time the Loan is made and principal and interest shall be due upon the earliest of (i) the termination of Executive's employment for Cause or resignation without Good Reason, (ii) one year after the termination of Executive's employment without Cause or resignation for Good Reason, death or Permanent Disability, (iii) disposition of the Executive's Common Stock and (iv) seven years following the date Executive purchases Common Stock pursuant to this
Section 7. The Loan will be secured by all of Executive's Purchase Stock (Common Stock purchased by Executive pursuant to this Section 7) and may be prepaid by Executive from the net after-tax proceeds of any annual Bonus paid to him. Otherwise the Purchase Stock will be subject to the terms of the existing form of the Management Stockholder's Agreement. Promptly after commencement of his employment hereunder, Executive will also be granted options to purchase 250,000 shares of Common Stock at an exercise price of $12/share. All other terms will be consistent with the Company's 1996 Stock Purchase and Option Plan.

                  8. Mitigation of Damages. Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise after the termination of his employment hereunder and neither any such damages nor the amount of any payment provided for under this Agreement shall be subject to offset or any other reduction by reason of Executive's securing other employment.


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                  9.  Notices. All notices or communications hereunder shall be in writing, addressed as follows:

                  To the Company:

                  c/o Kohlberg Kravis Roberts & Co.
                  9 West 57th Street
                  New York, New York  10019

                  with a copy to:

                  Alvin H. Brown, Esq.
                  Simpson Thacher & Bartlett
                  425 Lexington Avenue
                  New York, New York  10017

                  To Executive:

                  Mr. James A. Demme
                  1305 West Irvine
                  Edmond, Oklahoma  73013

                  with a copy to:

                  Kenni B. Merritt, Esq.
                  Crowe & Dunlevy
                  20 N. Broadway
                  Oklahoma City, Oklahoma  73102

Any such notice or communication shall be delivered by hand or by courier or sent certified or registered mail, return receipt requested, postage prepaid, addressed as above (or to such other address as such party may designate in a notice duly delivered as described above), and the third business day after the actual date of mailing shall constitute the time at which notice was given.

                  10. Separability; Legal Fees. If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect.


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Except to the extent expressly provided otherwise in the next sentence, each party shall bear the costs of any legal fees and other fees and expenses which may be incurred in respect of enforcing its respective rights under this Agreement. The Company shall pay the reasonable fees and disbursements (not in excess of $5,000) of Executive's legal counsel in connection with the negotiation and execution of this Agreement and the other documents contemplated hereby; provided, however, that no such payment shall be made without reasonable substantiation of the amounts.

                  11. Assignment. This contract shall be binding upon and inure to the benefit of the heirs and representatives of Executive and the assigns and successors of the Company, but neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise subject to hypothecation by Executive (except by will or by operation of the laws of intestate succession) or by the Company, except that the Company may assign this Agreement to any successor (whether by merger, purchase or otherwise) to all or substantially all of the stock, assets or businesses of the Company, if such successor expressly agrees to assume the obligations of the Company hereunder.

                  12. Amendment. This Agreement may only be amended by written agreement of the parties hereto.

                  13. Nondisclosure of Confidential Information; Non-competition. (a) Executive shall not, without the prior written consent of the Company, use, divulge, disclose or make accessible to any other person, firm, partnership, corporation or other entity any Confidential Information pertaining to the business of the Company or any of its affiliates, except (i) while employed by the Company, in the business of and for the benefit of the company, or (ii) when required to do so by a court of competent jurisdiction, by any


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governmental agency having supervisory authority over the business of the
Company, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order Executive to divulge, disclose or make accessible such information. For purposes of this Section 13(a), "Confidential Information" shall mean non-public information concerning the financial data, strategic business plans, product development (or other proprietary product data), customer lists, marketing plans and other non-public, proprietary and confidential information of the Company, its subsidiaries, Kohlberg Kravis Roberts & Co. or any affiliate of Kohlberg Kravis & Roberts & Co. principally engaged in the retail grocery business in existence as of the date of Executive's termination of employment (the "Restricted Group") or customers, that, in any case, is not otherwise available to the public (other than by Executive's breach of the terms hereof).

                  (b) During the period of his employment hereunder and for one year thereafter Executive agrees that, without the prior written consent of the Company, (A) he will not, directly or indirectly, either as principal, manager, agent, consultant, officer, stockholder, partner, investor, lender or employee or in any other capacity, carry on, be engaged in or have any financial interest in, any business in Competition (as defined in Section 13(c)) with the business of the Restricted Group and (B) he shall not, on his own behalf or on behalf of any person, firm or company, directly or indirectly, solicit or offer employment to any person who has been employed by the Restricted Group at any time during the 12 months immediately preceding such solicitation.

                  (c) For purposes of this Section 13, a business shall be deemed to be in "Competition" with the Restricted Group if it is principally engaged in the retail grocery business within the same geographic area in which the Restricted Group conducts such


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business. Nothing in this Section 13 shall be construed so as to preclude
Executive from investing in any publicly or privately held company, provided Executive's beneficial ownership of any class of such company's securities does not exceed 1% of the outstanding securities of such class.

                  (d) Executive and the Company agree that this covenant not to compete is a reasonable covenant under the circumstances, and further agree that if in the opinion of any court of competent jurisdiction such restraint is not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of this covenant as to the court shall appear not reasonable and to enforce the remainder of the covenant as so amended. Executive agrees that any breach of the covenants contained in this Section 13 would irreparably injure the Company. Accordingly, Executive agrees that the Company may, in addition to pursuing any other remedies it may have in law or in equity, obtain an injunction against Executive from any court having jurisdiction over the matter restraining any further violation of this Agreement by Executive and cease making any payments otherwise required by this Agreement; provided, however, that in the event a court of competent jurisdiction, which recognizes the validity of the provisions of this Section 13, finds the Executive not to be in violation of the provisions of this Section 13, then the Company shall pay to Executive, in a lump sum, within ten days of such determination, all amounts that would have been payable to Executive hereunder through the date of such determination and continue making any other payments due with respect to periods of time subsequent to such determination in accordance with the provisions of this Agreement.

                  14. Beneficiaries; References. Executive shall be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to


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receive any compensation or benefit payable hereunder following Executive's death, and may change such election, in either case by giving the Company written notice thereof. In the event of Executive's death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative, and the Company shall pay amounts payable under this Agreement, unless otherwise provided herein, in accordance with the terms of this Agreement, to Executive's personal or legal representatives, executors, administrators, heirs, distributees, devisees, legatees or estate, as the case may be. Any reference to the masculine gender in this Agreement shall include, where appropriate, the feminine.

                  15. Survival. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations. Specifically, but not exclusively, notwithstanding the expiration of the term of this Agreement, the provisions of Section 6.5 and Section 13 hereunder shall remain in effect as long as is necessary to give effect thereto. The provisions of this Section 15 are in addition to the survivorship provisions of any other section of this Agreement.

                  16. Governing Law. This Agreement shall be construed, interpreted and governed in accordance with the laws of the state of Alabama, without reference to rules relating to conflicts of law.

                  17. Effect on Prior Agreements. This Agreement contains the entire understanding between the parties hereto and supersedes in all respects any prior or other agreement or understanding between the Company or any affiliate of the company and


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Executive other than the Management Stockholder's Agreement referred to in
Section 7 hereof.

                  18. Withholding. The Company shall be entitled to withhold from payment any amount of withholding required by law.

                  19. Indemnity. The Company or one of its subsidiaries, as appropriate, shall indemnify Executive for any claim arising out of or in connection with Executive's service as an officer or director of the Company or as a trustee or plan administrator of any of the Company's employee benefit plans, and as an officer, director or employee of any of the Company's subsidiaries, in the same manner and to the same extent as the Company or such subsidiary, as appropriate, indemnifies its then current officers, directors or employees.

                  20. Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original.

                                               BRUNO'S INC.

                                               By: /s/ Paul E. Raether
                                                   ----------------------------
                                               Name: Paul E. Raether
                                               Title: Member of the Executive
                                                      Committee

                                               /s/ James A. Demme
                                               --------------------------------
                                               James A. Demme